INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT'S CONSENT



We consent to the use in the Registration Statement of Pease Oil and Gas Company (Pease) on Form S-4 of our report dated February 18, 2000 on our audit of the consolidated financial statements of Pease as of December 31, 1999, and for the years ended December 31, 1999 and 1998 and our report dated March 13, 2000 on our audit of the consolidated financial statements of Carpatsky Petroleum, Inc. (Carpatsky) as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, both of which are contained in such Form S-4 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.

Our report on Pease included an explanatory paragraph regarding the uncertainty of Pease's ability to continue operations as a going concern. Our report on Carpatsky, included explanatory paragraphs regarding the uncertainties of conducting business in Ukraine and Carpatsky's ability to continue operations as a going concern.




/s/ HEIN + ASSOCIATES LLP

Denver, Colorado
August 10, 2000